LOAN AGREEMENT

This Loan Agreement (the “Agreement”) is executed November 30, 2010, between BioPower Corporation, a Florida corporation, with a principle business address of 5379 Lyons Rd, Ste 301, Coconut Creek, FL 33073 (“Borrower”) and Bonnie Nelson (“Lender).

RECITALS:

A.           Borrower has applied to Lender for a loan (the “Loan”) for assistance with costs associated with being a public company, including SEC filing fees, audit fees, legal fees and transfer agent fees.

B.           This Agreement will set forth the parties’ agreements relating to the Loan.

For good and valuable consideration, including the making of the Loan, the parties agree as follows:

1.           The Loan

(a)         Amount. The Loan amount shall be in the amount of $9,999.50, and shall be delivered to Borrower on the date this Agreement is executed (the “Closing”).

(b)         Interest.  Interest shall accrue on the outstanding principal amount, at a rate of Eight Percent (4%) per annum, computed on the basis of a 365-day year.  Interest shall be payable in cash.

 (c)        Term.  This Loan shall be payable upon demand by the Lender (the “Expiration Date”).  Upon the Lender’s discretion, the Loan can be re-paid in full or in part at any time prior to the Expiration Date.

2.           Use of Loan Proceeds. Borrower may use the Loan proceeds for all costs incurred that are reasonably necessary for its public status.  Such fees include, but are not limited to, auditor fees, legal fees, SEC filing fees, EDGAR fees and transfer agent fees.

3.           Indemnification. Borrower shall indemnify Lender, and its officials, officers, agents, and employees against all claims, liabilities, losses, costs, or expenses caused by the performance of this Agreement.

4.           Borrower’s Representations and Warranties. Borrower warrants and represents as follows (and acknowledges that all of these warranties and representations are material): (a) The matters contained in this Agreement were true and complete in all material respects as of the date of filing and remain true and complete now; (b) Borrower is not presently debarred, suspended, proposed for debarment, suspension, declared ineligible, or voluntarily excluded from participation in this transaction; (c) Borrower has the authority to enter into this Agreement; and (f) all representations and warranties made in this Agreement shall survive the closing of the Loan and the closing of the purchase of the Property.

5.           Event of Default. In addition to any other “Events of Default” set forth elsewhere in this Agreement, the following shall constitute Events of Default under this Agreement: (a) any representation or warranty of the Borrower is not accurate; (b) Borrower fails to satisfy its obligation under this Agreement; or (c) Borrower files or has filed against Borrower any bankruptcy proceeding.

6.           Remedies. If an Event of Default occurs, Lender may, in its sole discretion, pursue any or all of the following remedies: (a) immediately suspend or terminate this Agreement; (b) declare the Loan immediately due and payable and institute proceedings for its collection; (c) exercise any and all rights under this Agreement; and/or (d) take any other action in law or equity. Lender’s rights and remedies under this Agreement and the Loan are cumulative. Any election of any right or remedy will not be deemed to be an election of that right or remedy to the exclusion of any other right or remedy.

7.           Miscellaneous.

(a)         As used in this Agreement, “Borrower” shall mean all persons signing this Agreement and borrowing money from Lender. The word “including” means “including (but not limited to)” unless specifically stated to the contrary.

(c)         This Agreement shall be construed, interpreted, and enforced in accordance with Maryland law.

(d)         All notices required under this Agreement shall be in writing and addressed to Borrower at 5379 Lyons Rd, Ste 301 Coconut Creek, FL 33073. Notice shall be mailed by certified mail, return receipt requested, postage properly prepaid, or hand delivered. Notice shall be deemed given, received, and effective 3 days from the date of mailing or on the date of delivery. Either party may change the address for notice by giving the other party notice of the new address in compliance with this section.

(e)         This Agreement, the Note, and the Deed contain the entire agreement between the parties relating to the subject matter of this Agreement.

(f)         This Agreement will inure to the benefit of and be binding upon the parties and their successors, representatives, and assigns.

(g)        Borrower agrees to perform any and all further acts and to execute and deliver any and all additional documents which may be reasonably necessary to carry out the terms of this Agreement or correctly set forth the terms of this Agreement.

(h)         Borrower may not assign any right, benefit, or obligation of Borrower under this Agreement without Lender’s prior written approval, which Lender may grant or deny in its sole and absolute discretion.

(i)          Neither party is an agent or representative of the other. Borrower is solely responsible for procuring and providing all personnel, facilities, materials, and services necessary to perform Borrower’s obligations under this Agreement. Nothing in this Agreement shall be construed to create a partnership or joint venture between the Borrower and Lender, and Borrower acknowledges and agrees that the sole relationship of the parties is that of borrower and lender.

IN WITNESS WHEREOF, the parties have executed this Agreement on the above date.

BORROWER:

BioPower Corporation

/s/ Robert Kohn
Name: Robert Kohn

LENDER:

/s/ Bonnie Nelson